Exhibit 10.3

PG&E CORPORATION

2010 EXECUTIVE STOCK OWNERSHIP GUIDELINES

(As adopted effective January 1, 2011)

1.	Description. The 2010 Executive Stock Ownership Guidelines (“Guidelines”) was approved by the Compensation Committee of the PG&E Corporation Board of Directors effective January 1, 2011. The Guidelines are an important element of the Committee’s compensation policy of aligning executive interests with those of the Corporation’s shareholders. The Guidelines are administered by the PG&E Corporation Senior Human Resources Officer.

2.	Ownership Targets. The applicable total stock ownership targets (“Target”) are:

Officer Band	Position	Total Stock Ownership Target

1	Chairman, CEO and President, PG&E Corporation	6× base salary

2	President, Pacific Gas and Electric Company SVP and Chief Operating Officer SVP and Chief Financial Officer SVP, Corporate Strategy and Development SVP and General Counsel	3× base salary

3	SVPs of PG&E Corporation and Pacific Gas and Electric Company (Utility)	1.5× base salary

Conformance with the applicable Targets will be determined as of December 31 of each calendar year (“Measurement Date”). Targets will be based on base salary in effect on the Measurement Date.

3.	Retention Ratio. Under the Guidelines, Officers are expected to hold 50 percent of their net shares realized from options exercises or stock or stock unit vesting, after withholding for the exercise price and taxes, until the applicable Target is met.

4.

Calculation of Stock Ownership Levels. The value of the stock or stock equivalents owned by the Eligible Executive, as of the Measurement Date, is based on the average closing price of PG&E Corporation common stock as traded on the New

York Stock Exchange for the last thirty (30) trading days of the year, (“Measurement Value”).

a)	The value of stock beneficially owned by the Eligible Executive is determined by multiplying the number of shares owned beneficially on the Measurement Date times the Measurement Value.

b)	The value of PG&E Corporation phantom stock units credited to the Eligible Executive’s account in the PG&E Corporation Supplemental Retirement Savings Plan (“SRSP”) is determined by multiplying the number of phantom stock units in the Eligible Executive’s SRSP account on the Measurement Date times the Measurement Value.

c)	The value of stock held in the PG&E Corporation stock fund of any defined contribution plan maintained by PG&E Corporation or any of its subsidiaries is determined by multiplying the number of shares in such fund on the Measurement Date times the Measurement Value.

d)	The value of unvested restricted stock and/or restricted stock units held by an Eligible Executive is determined by multiplying the number of shares that the Eligible Executive would be entitled to receive if the Eligible Executive voluntarily terminated his or her employment on the Measurement Date.

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